PKF
Accountants &
business advisers

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and inclusion in this Registration Statement of DNA Systems, Inc. on Form S-1 of our report dated June 30, 2008, with respect to the Balance Sheet of DNA Systems, Inc. as of April 30, 2008 and the related Statement of Loss, Stockholders' Equity and Cash Flows for the period from October 25, 2007 (date of inception) to April 30, 2008.

PKF
Certified Public Accountants
Hong Kong, China

July 30, 2008

Tel 852 2806 3822 I Fax 852 2806 3712
E-mail info@pkf-hk.com I www.pkf-hk.com
PKF I 26/F, Citicorp Centre I 18 Whitfield Road I Causeway Bay I Hong Kong

梁學濂